UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

January 7, 2015

SUMMIT HEALTHCARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 South Pointe Drive, Suite 100, Lake Forest, California 92630

(Address of principal executive offices)

(949) 535-2022

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth below in Item 2.01 is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 7, 2015, through our operating partnership, we sold a 60 unit senior housing facility in Nantucket, Massachusetts (“Sherburne Commons” or the “Property”) to The Residences at Sherburne Commons, Inc. (“Buyer”), an unaffiliated Massachusetts non-profit corporation, in exchange for $5 million, as evidenced by a purchase money note (the “Note”) from Buyer to us as the lender. We were previously the holder of a leasehold mortgage from Nantucket Acquisition, LLC and successfully foreclosed on the mortgage on October 6, 2014. In conjunction with the sale of the Property, we assigned our foreclosure bid to the Buyer.

The Note is secured by the Property, bears an annual interest rate of 3.5% and matures on December 31, 2017. At Buyer’s election, interest may accrue and not be payable through December 31, 2015 with all accrued but unpaid interest being payable in full on January 1, 2016. Outstanding and unpaid principal and interest due shall be paid from the net proceeds payable to Buyer from the sale of the residential cottages in Sherburne Commons. We may also participate in additional interest of up to $1 million from 50% of the net proceeds of cottage sales through December 31, 2018.

Item 8.01	Other Events

On December 16, 2014, Cornerstone Operating Partnership, L.P. changed its name to Summit Healthcare Operating Partnership, L.P.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Purchase and Sale Agreement between Cornerstone Operating Partnership, L.P. and The Residences at Sherburne Commons, Inc. dated as of November 4, 2014.

10.2	Assignment of Bid and Assumption from Cornerstone Operating Partnership, L.P. to The Residences at Sherburne Commons, Inc. dated as of December 15, 2014.

10.3	Promissory Note (with Incentive Participation) with The Residences at Sherburne Commons, Inc. as issuer to Cornerstone Operating Partnership, L.P. dated as of December 31, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT HEALTHCARE REIT, INC.

By:	/s/ Elizabeth A. Pagliarini
Name:	Elizabeth A. Pagliarini
Title:	Chief Financial Officer

Dated: January 13, 2015